EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150228, 333-144184, 333-144188, and 333-144189 on Form S-8 of our reports dated January 26, 2009, relating to the consolidated and combined financial statements of Discover Financial Services (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on December 1, 2007), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2008.

Chicago, Illinois January 26, 2009